Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "RIVERPARK COMMERCIAL REAL ESTATE FUND", CHANGING ITS NAME FROM "RIVERPARK COMMERCIAL REAL ESTATE FUND" TO "RIVERPARK FLOATING RATE CMBS FUND", FILED IN THIS OFFICE ON THE SIXTH DAY OF MARCH, A.D. 2017, AT 12:25 O'CLOCK P.M.

6087201 8100 SR# 20171606128	Authentication: 202151471 Date: 03-07-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE CERTIFICATE OF AMENDMENT TO	State of Delaware Secretary of State Division of Corporations Delivered 12:25 PM 03/06/2017 FILED 12:25 PM 03/06/2017 SR 20171606128 - File Number 6087201
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: RiverPark Commercial Real Estate Fund,

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows: Article FIRST of the Trust's Certificate of Trust be amended to read as follows:

FIRST: The name of the Trust is RiverPark Floating Rate CMBS Fund.

3.	The Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate the 1st day of March, 2017.

By:	/s/ Morty Schaja
Name: Morty Schaja Title: Trustee